Exhibit 5.1

Scotia Centre P.O. Box 884 Grand Cayman KY1-1103 CAYMAN ISLANDS Tel: (345) 949-2648 Fax: (345) 949-8613 www.campbells.com.ky

Your Ref:
Our Ref:	SC/vc
Direct Email:	scourtney@campbells.com.ky
Direct Line:

6 August 2009

Tri-Tech Holding Inc.

5D, Tower A, 2 Building Business Centre Jinyan Shidai

No. 2 East Road, Landianchang

Haidian District

Beijing

People’s Republic of China 100097

Dear Sir

TRI-TECH HOLDING INC.

We are Cayman Islands counsel for Tri-Tech Holding Inc., a Cayman Islands corporation (the “Company”), in connection with the registration and offering of up to 1,870,000 shares of the Company’s ordinary shares (including up to 170,000 ordinary shares underlying placement agent warrants) offered for sale under the Securities Act of 1933, as amended, through a Registration Statement on Form S-1 (“Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the “Commission”).

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

1	Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on the 14th day of May, 2009 (the “Shareholders Resolution”).

2	A copy of the minutes containing the written deliberations and resolutions of the Board of Directors of the Company dated the 23rd day of June, 2009.

3	A copy of the Shareholders Resolution dated the 14th day of May 2009.

4	Amendment No. 5 to the Registration Statement and the Preliminary Prospectus contained within the Registration Statement as filed with the Commission on the 6 th day of August 2009.

Cont.../...

5	Register of Members of the Company as supplied on the 28th day of July, 2009.

6	Register of Directors of the Company as supplied, on the 28th day of July, 2009.

7	Copy of a Certificate of a director of the Company dated 29 July, 2009, a copy of which is attached hereto.

8	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Documents”.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(d)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents; and

Cont.../...

(e)	that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

Based upon the foregoing and in reliance thereon, it is our opinion that the ordinary shares of the Company, including any ordinary shares underlying the placement agent warrants, will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement and registration in the register of members (shareholders) of the Company, be fully and validly authorized, legally issued, fully paid and non-assessable.

The	foregoing opinion is subject to the following reservations and qualifications:

1	In the event that the Documents are executed in or brought within the jurisdiction of the Cayman Islands (e.g., for the purposes of enforcement or obtaining payment), stamp duty may be payable.

2	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

3	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies. The annual fees are payable by the Company and will not affect the non-assessable nature of the ordinary shares.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Campbells